EXHIBIT 4.6

FIRST AMENDMENT TO

THE AMENDED AND RESTATED RIGHTS AGREEMENT

BETWEEN

SYNTROLEUM CORPORATION

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY

This FIRST AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT is made and entered into as of the 31st day of October, 2003, by and between Syntroleum Corporation, a Delaware corporation (“Syntroleum”), and American Stock Transfer & Trust Company (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, Syntroleum and the Rights Agent entered into that certain Amended and Restated Rights Agreement dated as of January 31, 1997 and amended and restated as of June 17, 1999 (the “Rights Agreement”);

WHEREAS, Syntroleum deems it desirable to amend the Rights Agreement as set forth below;

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereby agree as follows:

1.      Section 1(a) of the Rights Agreement is amended pursuant to Section 27 of the Rights Agreement by adding the following sentence to the end of such section:

“Notwithstanding anything in this Section 1(a) relating to the definition of Acquiring Person to the contrary, neither Robert A. Day nor members of his immediate family, nor any of their Affiliates or Associates, individually or collectively, shall be deemed an Acquiring Person unless Robert A. Day or any member of his immediate family, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 35% or more of the Common Shares of the Company then outstanding, subject to the proviso to the first sentence of this Section 1(a), and for the purposes of this sentence each reference in such proviso to 25% shall be replaced with 35%.”

2.    Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with the provisions thereof.

3.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

SYNTROLEUM CORPORATION

By:	/S/ KENNETH L. AGEE

Name:	Kenneth L. Agee
Title:	Chairman, CEO

ATTEST:

By:	/s/ RICHARD EDMONSON

Name:	Richard Edmonson
Title:	Vice President, General Counsel and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/S/ HERBERT J. LEMMER

Name:	Herbert J. Lemmer
Title:	Vice President

ATTEST:

By:	/s/ Susan Silber

Name:	Susan Silber
Title:	Assistant Secretary